MARTIN SNOW, LLP

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WENDELL L. BOWDEN

EDWARD J. HARRELL

JOHN C. EDWARDS

J. KENNETH WALKER

ROBERT R. GUNN, II

JOHN T. McGOLDRICK, JR.

CUBBEDGE SNOW, III

WILLIAM H. LARSEN

JOHN C. DANIEL, III

T. BARON GIBSON, II

CRAWFORD B. EDWARDS, JR.

MICHAEL M. SMITH

LISA M. EDWARDS

BLAIR K. CLEVELAND

THOMAS PETER ALLEN III

AMBER K. DUFF

EXHIBIT 8.1

MICHAEL N. WHITE

H. DAVID BULLARD

RICHARD A. EPPS, JR.

ROSS S. SCHELL

J. SLADE EDWARDS

JENNY MARTIN
STANSFIELD

KATHERINE WARD BEALL

    OF COUNSEL

REMER C. DANIEL

EDWARD L. LONG, JR.

    EMERITUS

T. BALDWIN MARTIN, JR.

CUBBEDGE SNOW, JR.

September 30, 2005

Rivoli BanCorp, Inc.

515 Mulberry Street

Macon, Georgia 31201

Re:	Federal Income Tax Consequences of the Proposed Merger of Rivoli BanCorp, Inc. with and into Security Bank Corporation

Ladies and Gentlemen:

We have acted as counsel for Security Bank Corporation (“Security”) in connection with the proposed merger (the “Merger”) of Rivoli BanCorp, Inc. (“Rivoli”) with and into Security Bank Corporation, pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of September 9, 2005 by and between Security and Rivoli. In our capacity as counsel for Security and as provided in the Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the Merger. Capitalized terms used but not specifically defined herein have the meanings ascribed to such terms in the Merger Agreement.

This opinion is being furnished to you, at the request of Security, in connection with the filing by Security of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering our opinion set forth below, we have examined and, with the consent of Security and Rivoli, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by Security and Rivoli, including representations and covenants set forth in letters from Security and Rivoli dated the date hereof (the “Tax Certificates”), and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of Security and Rivoli, as of the Effective Time.

In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, Security and Rivoli. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Security and Rivoli (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, in the Merger Agreement or in the Tax Certificates (giving effect to all events occurring after the date hereof, whether prior or subsequent to the Effective Time) may affect the conclusions stated herein.

We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law:

(1) The Merger will qualify as a “reorganization” for U.S. federal income tax purposes under Section 368(a) of the Code;

(2) A Rivoli shareholder will not recognize gain or loss on his or her exchange in the Merger of shares of Rivoli Common Stock for Security Common Stock with respect to such exchange, except to the extent of any cash received; and

(3) The statements in the Proxy Statement/Prospectus, which forms part of the Registration Statement (the “Proxy Statement/Prospectus”), under the caption “Certain Important Federal Income Tax Consequences of the Merger,” insofar as such statements purport to summarize the material federal income tax consequences of the Merger to Rivoli and the holders of Rivoli common stock under the laws of the United States referred to therein and subject to the qualifications referred to therein, fairly summarize such consequences in all material respects. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.

This opinion does not address the tax consequences of the exercise of Rivoli Stock Options or the receipt of Security Stock by option holders executing the letter attached to the Agreement as Exhibit F. The tax consequences to the option holders will depend upon each individual circumstance, including the terms of each option, method of exercise and other income of the option holder. Each option holder should contact their personal tax adviser for advice.

This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except we consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus under the captions “Certain Important Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Yours very truly,

MARTIN, SNOW, LLP

EDWARD J. HARRELL